FREIT Announces Fourth Quarter Fiscal 2017 Results

HACKENSACK, NJ, December 21, 2017 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the three and twelve months ended October 31, 2017. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Three Months		For the Twelve Months
	Ended October 31,		Ended October 31,
($ in thousands, except per share amounts)	2017	2016	2017	2016

AFFO Per Share - Basic & Diluted (a)	$0.34	$0.25	$0.95	$1.33
Dividends Per Share	$0.00	$0.30	$0.15	$1.20

Total Average Residential Occupancy (b)	92.3%	76.2%	83.8%	71.6%
Stabilized Average Residential Occupancy (c)	97.4%	95.6%	96.0%	95.2%
Average Occupancy at the Rotunda ICON	78.7%	24.2%	51.3%	8.5%

Total Average Commercial Occupancy	75.0%	75.7%	75.7%	75.0%
Stabilized Average Commercial Occupancy (c)	76.6%	82.7%	79.3%	83.3%
Average Occupancy at the Rotunda Retail	63.5%	23.7%	48.2%	13.1%

(a) Revised AFFO for Fiscal 2016 to exclude the distribution of procceds in the amount of $0.6 million related to the refinancing of the loan for the Wayne Preakness Shopping center.

(b) Average occupancy rate excludes the Maywood, New Jersey ("Hammel Gardens") property from all periods presented as the property was sold in June 2017.

(c) "Stabilized" occupancy metrics exclude the 379 leasable units at the Rotunda Icon and the 158,000 square feet of Rotunda retail leaseable space.  The Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

“Our residential portfolio continues to perform well, and we have made steady progress in leasing up the Rotunda,” said Robert Hekemian, Chairman and Chief Executive Officer. “While weakness in the retail environment has impacted our commercial occupancy in the short-term, we remain encouraged by the opportunity that resides within FREIT to create long-term value.”

Results for the Quarter

Real estate revenue increased 12.4% to $13.7 million as compared to $12.2 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rates at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property partially offset by the loss of revenue from the sale of the Hammel Gardens property in June 2017 and Macy’s vacating the Preakness Shopping Center in Wayne, New Jersey in April 2017.

Net income attributable to common equity (“net income”) was relatively flat, as compared to net loss of $0.1 million or ($0.01) per share for the prior year’s comparable period (Refer to “Table of Revenue & Net Income Components”).

Results for the Year

Real estate revenue increased 11.6% to $51.6 million as compared to $46.3 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rates at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property. This increase was partially offset by the loss of revenue from a lease with Pathmark (a subsidiary of the Great Atlantic & Pacific Tea Company (“A&P”)) as a result of A&P’s bankruptcy filing at the Patchogue, New York property, the loss of revenue resulting from the sale of the Rochelle Park property in June 2016, the sale of the Hammel Gardens property in June 2017, and Macy’s vacating the Preakness Shopping Center in Wayne, New Jersey in April 2017.

Net income was $13.1 million or $1.92 per share, as compared to net income of $3 million or $0.44 per share for the prior year’s comparable period (Refer to “Table of Revenue & Net Income Components”). Excluding the impact of the sale of the Hammel Gardens property, net income was a loss of $1.1 million or ($0.17) per share.

Fiscal 2017 net income includes the following: a $15.4 million gain from the sale of FREIT’s Hammel Gardens property on June 12, 2017 offset by a $1.1 million loan prepayment cost related to this sale; a loss of $4.6 million at the Rotunda property driven by the substantial completion of the major redevelopment and expansion project at the property in the third quarter of Fiscal 2016, resulting in the cessation of capitalization of certain costs in the current year; and a $620,000 termination fee payment made by Wayne PSC, LLC (“Wayne PSC”) to terminate the lease and take possession of the Macy’s space at the Preakness Shopping Center in Wayne, New Jersey, which impacted the consolidated net income by approximately ($250,000) based on FREIT’s 40% ownership in Wayne PSC. Fiscal 2016 net income includes a $314,000 gain relating to the sale of FREIT’s Rochelle Park, New Jersey property on June 17, 2016.

Table of Revenue & Net Income Components

	For the Three Months Ended October 31,			For the Twelve Months Ended October 31,
	2017	2016	Change	2017	2016	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,414	$5,999	$415	$24,748	$23,202	$1,546
Residential properties	7,277	6,177	1,100	26,886	23,052	3,834
Total real estate revenues	13,691	12,176	1,515	51,634	46,254	5,380

Operating expenses:
Real estate operations	6,830	5,550	1,280	26,233	21,797	4,436
Lease termination fee (a)	—	—	—	620	—	620
General and administrative	457	633	(176)	2,129	2,034	95
Depreciation	2,782	2,589	193	10,669	7,852	2,817
Total operating expenses	10,069	8,772	1,297	39,651	31,683	7,968

Operating income	3,622	3,404	218	11,983	14,571	(2,588)

Financing costs	(4,056)	(3,783)	(273)	(15,762)	(11,936)	(3,826)

Investment income	61	44	17	206	150	56

Adjusted net income (loss)	(373)	(335)	(38)	(3,573)	2,785	(6,358)

Gain on sale of property	—	—	—	15,395	314	15,081

Loan prepayment costs relating to property sale	—	—	—	(1,139)	—	(1,139)

Net income (loss) attributable to noncontrolling interests in subsidiaries	371	283	88	2,433	(94)	2,527
Net income (loss) attributable to common equity	$(2)	$(52)	$50	$13,116	$3,005	$10,111

Earnings (loss) per share - basic and diluted	$(0.00)	$(0.01)	$0.01	$1.92	$0.44	$1.48

Weighted average shares outstanding:
Basic	6,850	6,800		6,833	6,783
Diluted	6,850	6,813		6,833	6,784

(a) Expense for lease termination fee paid to Macy's to terminate the lease and take possession of the space at the Preakness Shopping center located in Wayne, NJ

Dividend

The Company expects continued uncertainty in the retail environment. As such, FREIT continues to build liquidity for known capital commitments. The Board did not declare a dividend for the fourth quarter.

“Re-establishing the dividend is a high priority for FREIT,” said Robert Hekemian, the Company’s Chairman and Chief Executive Officer, “The Board will continue to evaluate the dividend on a quarterly basis as we lease-up the Rotunda and complete a variety of transactions that position the Trust for long-term success.”

Investment Activity

During the quarter, FREIT executed definitive agreements to acquire Station Place on Monmouth, LLC (“Station LLC”) for $19 million. Station LLC owns Station Place residential apartments in Red Bank, New Jersey. Construction of Station Place was completed in 2015 and consists of one building with 45 residential apartments. The property is located one-block from the Red Bank train station. The transaction was structured as a 1031 exchange to enable the deferral of the tax on the net gain from the sale of Hammel Gardens in Maywood, New Jersey. Subsequent to the quarter end, the transaction was closed with funding provided by the Hammel Gardens sale proceeds and a $12,350,000 mortgage loan. The loan bears a floating interest rate equal to 180 basis points over the one-month BBA LIBOR with a maturity date of December 15, 2027. In order to minimize interest rate volatility during the term of the loan, Station Place on Monmouth LLC entered into an interest rate swap agreement that, in effect, converted the floating interest rate to a fixed interest rate of 4.35% over the term of the loan.

“Station Place will be an outstanding addition to the FREIT portfolio,” said Donald Barney, the Company’s President and Chief Financial Officer.

Financing Activity

The Company extended the expiration on the Rotunda construction loan from October 31, 2017 to February 28, 2018. Subsequent to October 31, 2017, the Company executed a non-binding letter of intent to refinance the property with a new lender. The new loan is expected to close in the first quarter of Fiscal 2018.

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents, recurring capital improvements on FREIT’s residential apartments and lease termination fees paid to buyout a lease.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is a superior measure of our operating performance. We compute FFO and AFFO as follows:

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	For the Three Months Ended October 31,			For the Twelve Months Ended October 31,
	2017	2016		2017	2016
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$(373)	$(335)		$10,683	$3,099
Depreciation of consolidated properties	2,782	2,589		10,669	7,852
Amortization of deferred leasing costs	253	143		634	410
Gain on sale of property	—	—		(15,395)	(314)
Loan prepayment costs relating to property sale	—	—		1,139	—
Distributions to minority interests	(60)	(120	) (a)	(420)	(495	) (a)
FFO	$2,602	$2,277		$7,310	$10,552

Per Share - Basic and Diluted	$0.38	$0.33		$1.07	$1.56

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,602	$2,277		$7,310	$10,552
Deferred rents (Straight lining)	(82)	(357)		(634)	(608)
Lease termination fee	—	—		620	—
Capital Improvements - Apartments	(168)	(239)		(798)	(898)
AFFO	$2,352	$1,681		$6,498	$9,046

Per Share - Basic and Diluted	$0.34	$0.25		$0.95	$1.33

Weighted Average Shares Outstanding:
Basic	6,850	6,800		6,833	6,783
Diluted	6,850	6,813		6,833	6,784

(a) Revised AFFO for Fiscal 2016 to exclude the distribution of procceds in the amount of $0.6 million related to the refinancing of the loan for the Wayne Preakness Shopping center

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $373 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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